Exhibit 99.1

Century Reports Second Quarter 2013 Results

CHICAGO, IL -- 07/30/13 -- Century Aluminum Company (NASDAQ: CENX) reported a net loss of $34.6 million ($0.39 per basic and diluted share) for the second quarter of 2013. Financial results were positively impacted by a gain on bargain purchase of $2.0 million and power contract amortization of $2.7 million associated with the Sebree acquisition. Results were negatively impacted by a charge of $3.3 million for the early extinguishment of our 8.0% Sr. Notes; and a charge for severance and other expenses of $1.7 million related to our corporate headquarters relocation. Cost of sales for the quarter included a $10.2 million charge for lower of cost or market inventory adjustments.
For the second quarter of 2012, Century reported a net loss of $12.3 million ($0.14 per basic and diluted share). Financial results for the year-ago quarter were positively impacted by an unrealized net gain on forward contracts of $1.8 million primarily related to the mark to market of aluminum price protection options. Cost of sales for the quarter included a $5.4 million charge for lower of cost or market inventory adjustments.
Sales for the second quarter of 2013 were $331.9 million, compared with $323.6 million for the second quarter of 2012. Shipments of primary aluminum for the 2013 second quarter were 176,270 tonnes, compared with 160,828 tonnes shipped in the year-ago quarter.
For the first half of 2013, the company reported a net loss of $26.3 million ($0.30 per basic and diluted share). First half results were positively impacted by an unrealized gain of $16.1 million related to a LME-based contingent obligation, a gain on bargain purchase of $2.0 million and power contract amortization of $2.7 million. Results were negatively impacted by a charge of $3.3 million for the early extinguishment of our 8.0% Sr. Notes and a charge of $4.0 million for severance and other expenses related to our corporate headquarters relocation. Cost of sales for the first half included a $16.0 million charge for lower of cost or market inventory adjustments.
This result compares to a net loss of $16.7 million ($0.19 per basic and diluted share) for the first half of 2012. Results for the prior six-month period were negatively impacted by an unrealized net loss on forward contracts of $3.2 million primarily related to the mark to market of aluminum price protection options. Cost of sales for the first half included an $11.6 million benefit for lower of cost or market inventory adjustments.
Sales in the first six months of 2013 were $653.2 million compared with $649.8 million in the same period of 2012. Shipments of primary aluminum for the first six months of 2013 were 335,046 tonnes compared with 320,795 tonnes for the comparable 2012 period.
“We are managing through a period of uncertainty in our industry,” commented Michael Bless, President and Chief Executive Officer. “The slowing in China's economy, the extent and impact of which remain difficult to determine, has clearly begun to impact European and other developed and developing economies. In contrast, our U.S. customer markets remain generally sound, with particular strength in the transportation and construction sectors. On a macro level, the relative strength of the U.S. dollar, caused in part by the recent rise in interest rates, has pressured the price of all commodities. Lastly, industry participants are trying to assess the potential impact of the recent proposal by the London Metals Exchange for changes in the warehousing rules. In summary, we are prepared to operate through this challenging environment in the near-term, but remain confident that attractive demand coupled with constrained supply outside of China will push aluminum prices upward over time.”
Mr. Bless continued, “The past few months have been busy and productive at Century. We reached a definitive agreement with our power supplier for Hawesville; subject to obtaining the required regulatory approvals, this new contract would commence upon the expiration of the existing agreement on August 20. Under the new arrangement, we would buy power at market terms and pay a small fee to the power company to cover its direct costs. We believe that the terms of this new contract would allow Hawesville to be competitive in the global market. In early June, we acquired the Sebree, KY smelter from Rio Tinto Alcan. Sebree's power contract is with the same supplier as Hawesville and expires in January 2014; we are confident that, assuming Hawesville's power contract is approved, we would be able to move this plant to an arrangement similar to Hawesville's pending contract. With these developments, coupled with Mt. Holly's market-based power arrangement, we believe we have significantly improved the competitive dynamic of our U.S. system.
“We are continuing with the investment program at Grundartangi in Iceland,” concluded Mr. Bless. “The multi-year expansion of the plant's production capacity is proceeding as planned. The anode plant in Vlissingen, on schedule for a fourth quarter restart, will reduce costs, improve operational readiness and enable Grundartangi's capacity expansion. It will also provide important flexibility for the Helguvik plant when it comes on stream. On that project, we maintain in-depth discussions with the several power providers.”

Century Aluminum Company owns primary aluminum capacity in the United States and Iceland. Century's corporate offices are located in Chicago, Illinois. More information can be found at www.centuryaluminum.com.
Century Aluminum's quarterly conference call is scheduled for 5:00 p.m. Eastern time today. To listen to the conference call and to view related presentation materials, go to www.centuryaluminum.com and click on the conference call link on the homepage.
Cautionary Statement
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements about future, not past, events and involve certain important risks and uncertainties, any of which could cause our actual results to differ materially from those expressed in our forward-looking statements. Such risks and uncertainties may include, without limitation, declines in aluminum prices or increases in our operating costs; worsening of global financial and economic conditions; increases in global aluminum inventories and the addition of new or restarted global aluminum production capacity; our ability to successfully obtain long-term competitive power arrangements for our U.S. plants; and our ability to successfully manage and/or improve performance at each of our operating smelters. Forward-looking statements in this press release include, without limitation, statements regarding future aluminum sector conditions, including future aluminum prices and future aluminum market supply and demand levels; our ability to successfully access wholesale power for our Hawesville and Sebree smelters and achieve an attractive long-term power solution for each of these plants; our ability to control or reduce power costs at each of our U.S. plants; and our ability to successfully progress the potential restart of our Vlissingen carbon anode production facility and the anticipated financial return and operational benefits of the project. More information about these risks, uncertainties and assumptions can be found in the risk factors and forward-looking statements cautionary language contained in our Annual Report on Form 10-K and in other filings made with the Securities and Exchange Commission. We do not undertake, and specifically disclaim, any obligation to revise any forward-looking statements to reflect the occurrence of future events or circumstances.
Certified Advisors for the First North market of the OMX Nordic Exchange Iceland hf. for Global Depositary Receipts in Iceland:
Atli B. Gudmundsson, Senior Manager -- Corporate Finance, Landsbankinn hf.
Steingrimur Helgason, Director -- Corporate Finance, Landsbankinn hf.

Century Aluminum Contacts:

Mike Dildine (media)	831-642-9364
Shelly Harrison (investors)	831-392-5856

CENTURY ALUMINUM COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)
	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
NET SALES:
Third-party customers	$220,950	$184,022	$409,464	$372,861
Related parties	110,987	139,597	243,747	276,948
	331,937	323,619	653,211	649,809
Cost of goods sold	337,635	317,662	641,327	623,260
Gross profit (loss)	(5,698)	5,957	11,884	26,549
Other operating expenses – net	3,018	3,817	4,114	7,538
Selling, general and administrative expenses	15,154	7,151	31,453	15,610
Operating income (loss)	(23,870)	(5,011)	(23,683)	3,401
Interest expense - third party - net	(6,038)	(5,833)	(11,983)	(11,673)
Interest income – related parties	—	2	—	62
Net gain (loss) on forward and derivative contracts	204	1,450	15,711	(3,709)
Gain on bargain purchase	2,042	—	2,042	—
Loss on early extinguishment of debt	(3,272)	—	(3,272)	—
Other income (expense) - net	(1,284)	161	(1,214)	467
Loss before income taxes and equity in earnings of joint ventures	(32,218)	(9,231)	(22,399)	(11,452)
Income tax expense	(2,791)	(3,395)	(5,308)	(6,216)
Loss before equity in earnings of joint ventures	(35,009)	(12,626)	(27,707)	(17,668)
Equity in earnings of joint ventures	436	349	1,387	990
Net loss	$(34,573)	$(12,277)	$(26,320)	$(16,678)

Net loss allocated to common shareholders	$(34,573)	$(12,277)	$(26,320)	$(16,678)
LOSS PER COMMON SHARE:
Basic and Diluted	$(0.39)	$(0.14)	$(0.30)	$(0.19)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	88,597	88,452	88,576	88,589
Diluted	88,597	88,452	88,576	88,589

CENTURY ALUMINUM COMPANY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)
(Unaudited)
	June 30, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$127,531	$183,976
Restricted cash	978	258
Accounts receivable — net	84,067	50,667
Due from affiliates	24,964	37,870
Inventories	224,707	159,925
Prepaid and other current assets	41,446	34,975
Deferred taxes - current portion	19,613	19,726
Total current assets	523,306	487,397
Property, plant and equipment — net	1,230,031	1,188,214
Other assets	97,838	100,715
TOTAL	$1,851,175	$1,776,326
LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES:
Accounts payable, trade	$103,867	$75,370
Due to affiliates	67,345	39,737
Accrued and other current liabilities	81,172	40,099
Accrued employee benefits costs — current portion	18,020	18,683
Industrial revenue bonds	7,815	7,815
Total current liabilities	278,219	181,704
Senior notes payable	248,961	250,582
Accrued pension benefits costs — less current portion	63,748	67,878
Accrued postretirement benefits costs — less current portion	142,978	143,105
Other liabilities	37,056	40,162
Deferred taxes	111,318	110,252
Total noncurrent liabilities	604,061	611,979

SHAREHOLDERS’ EQUITY:
Series A Preferred stock (one cent par value, 5,000,000 shares authorized; 80,084 and 80,283 issued and outstanding at June 30, 2013 and December 31, 2012, respectively)	1	1
Common stock (one cent par value, 195,000,000 shares authorized; 93,389,230 issued and 88,602,709 outstanding at June 30, 2013; 93,335,158 issued and 88,548,637 outstanding at December 31, 2012)	934	933
Additional paid-in capital	2,507,996	2,507,454
Treasury stock, at cost	(49,924)	(49,924)
Accumulated other comprehensive loss	(139,163)	(151,192)
Accumulated deficit	(1,350,949)	(1,324,629)
Total shareholders’ equity	968,895	982,643
TOTAL	$1,851,175	$1,776,326

CENTURY ALUMINUM COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)
	Six months ended June 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(26,320)	$(16,678)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Unrealized net (gain) loss on forward contracts	(397)	3,177
Gain on bargain purchase	(2,042)	—
Unrealized gain on E.ON contingent obligation	(16,075)	—
Accrued and other plant curtailment costs — net	2,268	2,781
Lower of cost or market inventory adjustment	16,049	(11,617)
Depreciation and amortization	29,157	31,288
Debt discount amortization	502	523
Pension and other postretirement benefits	(3,616)	(260)
Stock-based compensation	499	212
Loss on early extinguishment of debt	3,272	—
Undistributed earnings of joint ventures	(1,387)	(990)
Change in operating assets and liabilities:
Accounts receivable — net	(33,883)	(24,289)
Due from affiliates	12,906	5,401
Inventories	(22,334)	25,040
Prepaid and other current assets	(5,992)	(3,877)
Accounts payable, trade	30,696	(15,931)
Due to affiliates	27,607	1,151
Accrued and other current liabilities	(1,827)	1,750
Other — net	13,893	704
Net cash provided by (used in) operating activities	22,976	(1,615)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(16,565)	(6,165)
Nordural expansion — Helguvik	(2,559)	(3,586)
Purchase of carbon anode assets and improvements	(3,670)	(14,524)
Purchase of Sebree smelter	(48,058)	—
Investments in and advances to joint ventures	—	(200)
Dividends and payments received on advances from joint ventures	—	3,166
Proceeds from sale of property, plant and equipment	515	68
Restricted and other cash deposits	(720)	—
Net cash used in investing activities	(71,057)	(21,241)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of debt	(249,604)	—
Proceeds from issuance of debt	246,330	—
Borrowings under revolving credit facility	—	18,076
Repayments under revolving credit facility	—	(18,076)
Debt issuance costs	(3,926)	—
Debt retirement costs	(1,208)	—
Repurchase of common stock	—	(4,033)
Issuance of common stock — net	44	—
Net cash used in financing activities	(8,364)	(4,033)

CHANGE IN CASH AND CASH EQUIVALENTS	(56,445)	(26,889)
Cash and cash equivalents, beginning of the period	183,976	183,401
Cash and cash equivalents, end of the period	$127,531	$156,512

CENTURY ALUMINUM COMPANY
SELECTED OPERATING DATA
(Unaudited)

	SHIPMENTS - PRIMARY ALUMINUM
	Direct (1)			Toll
	Tonnes	(000) Pounds	$/Pound	Tonnes	(000) Pounds	$ (000) Revenue
2013
2nd Quarter	106,284	234,317	$0.98	69,986	154,291	$101,290
1st Quarter	93,472	206,070	1.06	65,304	143,971	103,973
Total	199,756	440,387	$1.02	135,290	298,262	$205,263

2012
2nd Quarter	93,831	206,862	$1.05	66,997	147,704	$105,756
1st Quarter	94,087	207,426	1.06	65,880	145,240	106,416
Total	187,918	414,288	$1.05	132,877	292,944	$212,172

(1) Does not include Toll shipments from Nordural Grundartangi